Exhibit 15.1

April 15, 2021

Euronav NV
De Gerlachekaai 20
2000 Antwerpen
Belgium

Ladies and Gentlemen:

Reference is made to the annual report on Form 20-F of Euronav NV (the “Company”) for the year ended December 31, 2020 (the “Annual Report”) and the registration statement on Form F-3 (Registration No. 333-238472) of the Company, as may be amended, including the prospectus contained therein and any prospectus supplement related thereto (the “Registration Statement”). We hereby consent to the incorporation by reference in the Registration Statement of all references to our name in the Annual Report and to the use of the statistical information supplied by us set forth in the section of the Annual Report entitled “The International Oil Tanker Shipping Industry.” We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the tanker shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statement and any related prospectus.

Yours faithfully,

/s/ Nigel Gardiner
_______________________________
Nigel Gardiner
Group Managing Director
Drewry Shipping Consultants Ltd

LONDON | DELHI | SINGAPORE | SHANGHAI
Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom
t: +44 (0) 20 7538 0191 f: +44 (0) 20 7987 9396 e: enquiries@drewry.co.uk
Registered in England No. 3289135 Registered VAT No. 830 3017 77
www.drewry.co.uk